Exhibit 3.1(ii)
                      ARTICLES OF AMENDMENT TO THE
                        ARTICLES OF INCORPORATION
                                   OF
                        TINTIC GOLD MINING COMPANY
   Pursuant to the provisions of Section 16-10-57 of the Utah Business Corporations Act, the undersigned corporation adopts the following Articles of Amendment to the Articles of Incorporation.

   FIRST:  The name of the corporation is TINTIC GOLD MINING COMPANY.

   SECOND: The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on March 15, 1969, in the manner prescribed by the Utah Business Corporation Act:

                               ARTICLE III

   The amount of capital stock of this corporation shall be $1,000,000 divided into 10,000,000 shares of a par value of $0.10 per share. The Board of Directors may, from time to time, sell any or all of the then unissued capital stock of the corporation, whether the same by any of the original authorized capital or any increase thereof, without first offering the same to the stockholders then existing; that all such sales may be made on such terms and conditions as the Board may deem advisable. The capital stock of the corporation is non-assessable.

                               ARTICLE IV

Article IV is repealed.

THIRD: The number of shares of the corporation outstanding at the time of such adoption was 462,342 shares of preferred, stock and 1,266,178 shares of common stock; the number of shares entitled to vote thereon was 462,342 shares of preferred stock and 1,266,178 shares of common stock.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

Class           Number of Shares

'Preferred Stock         462,342
Common Stock           1,266,178

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FIFTH: The number of shares voted for amendment to Article III was 867,009 shares; the number of shares voted against said amendment was  - 0 - shares.

The number of shares voted for repeal of Article IV was 867,009 shares; the number of shares voted against said repeal was - 0 - shares.

SIXTH: The number of shares of each class entitled to vote thereon as a class voted for and against such amendment, respectively was: See Item FIFTH above.

SEVENTH: The manner, if not set forth in such amendments, in which any exchange, reclassification,, or cancellation of issued shares provided for in the amendments shall be effected, is as follows: The equitable share of each shareholder in the corporation as a result of the adoption of the amendments, remains the same.

Each share of preferred stock and each sh&re of common stock is converted into one share of the newly authorized capital stock.

EIGHTH: The manner in which such amendments effect a change in the amount of stated capital, and the amount of stated capital as changed by such amendments, are as follows:

The authorized capitalization was increased from $200,000 to $1,000,000.

Dated March 15, 1969.

TINTIC GOLD MINING COMPANY

              By/s/C. Chase Hoffman, Its President
              and

              By/s/John B. Anderson, Its Assistant Secretary

STATE OF UTAH
                    ss.
COUNTY OF SALT LAKE

I, Alexander H. Walker, Jr., a Notary Public, do hereby certify that on this 15th day of March, 1969, personally appeared before me C. Chase Hoffman, who, being by me first duly sworn, declared that he is the President of Tintic Gold Mining Company, that he signed the foregoing document as President of the corporation and the statements therein contained are true.
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     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 15th day of
March, 1969.
                          /S/Alexander A. Walker, Jr.
                          Notary Public
                          Residing in Salt Lake City, Utah


My Commission Expires:

March 4, 1971



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